Exhibit 10.2

FIRST AMENDMENT
TO THE
MOOG INC.
DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, Moog Inc. (the “Company”) maintains the Moog Inc. Defined Contribution Supplemental Executive Retirement Plan (the “Plan”); and
WHEREAS, under Article 7 of the Plan, the Company may amend the Plan at any time; and
WHEREAS, the Company wishes to amend the Plan in certain respects.
NOW, THEREFORE, the Plan is amended, effective as of July 26, 2018 (the “First Amendment Effective Date”), as follows:
1.The Plan is amended to add a new Section 1.2(y), as follows:
(y)    “Company Transaction” means:
(1)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), becomes, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of either (i) the then-outstanding shares of Common Stock (the “Outstanding Moog Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Moog Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions will not constitute a Company Transaction: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, (D) any acquisition pursuant to a transaction described in subsections (3)(i), (3)(ii) and (3)(iii) below;
(2)    Any time at which individuals who, as of the First Amendment Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the First Amendment Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(3)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination:
(i)    all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Moog Common Stock and the Outstanding Moog Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Moog Common Stock and the Outstanding Moog Voting Securities, as the case may be,
(ii)    no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and
(iii)    at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;
(4)    Consummation of a sale or other disposition of assets by the Company or any of its Subsidiaries to a Person unrelated to the Company or any of its Subsidiaries that results in the sale or other disposition of assets used principally in the business of an Operating Group and that, during the most recently completed fiscal year of the Company, generated at least $400 million of such Operating Group’s revenue; or
(5)    Approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

2.	The Plan is amended to add a new Section 1.2(z), as follows:
(z)    "Company Transaction Contribution" means a contribution made by the Company to an Account in accordance with Section 3.3 or Section 7.3.
3.The Plan is amended to add a new Section 1.2(aa), as follows:
(aa)    “Involuntary Termination of Employment” means a severance of a Participant’s employment relationship prior to age 65, other than for death, Disability, or Cause (as those terms are defined under the Participant’s Employment Termination Benefits Agreement in effect on the First Amendment Effective Date), by or at the instigation of Company or by a Participant in those circumstances where (i) the duties, responsibilities, status, annual Base Salary or perquisites of office and employment have been diminished or downgraded, or substantially increased (other than substantial increases in status, annual Base Salary or perquisites of office and employment), (ii) the reduction in target bonus or maximum bonus opportunity under the Company’s annual bonus plan or any successor plan; (iii) the failure by the Company to continue in effect any equity compensation plan in which the Participant participates immediately prior to a Company Transaction, unless a substantially equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Participant, or the failure by the Company to continue the Participant’s participation in any such equity compensation plan on substantially the same basis, including in terms of the level of such Participant’s participation relative to other participants, as existed immediately prior to a Company Transaction; (iv) except as required by law, the failure by the Company to continue to provide to the Participant employee benefits substantially equivalent, in the aggregate, to those enjoyed by the Participant under the qualified and nonqualified employee benefit and welfare plans of the Company, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability retirement, and savings plans, in which the Participant was eligible to participate immediately prior to a Company Transaction; (v) the failure by the Company to continue in effect the Participant’s participation in this Plan on substantially the same basis (other than to increase the contributions made under the Plan on behalf of the Participant), including in terms of the level of the Participant’s participation relative to other Participants, as existed at any time during the 12 months immediately prior to a Company Transaction; or (vi) the Company requires the Participant (A) to be based at any office or location other than as provided under the terms of his or her Employment Termination Benefits Agreement in effect as of the First Amendment Effective Date or (B) to be based at a location other than the principal executive offices of the Company if the Participant was employed at such location as of the First Amendment Effective Date, in each case without Participant’s actual or implied consent.
4.The Plan is amended to add a new Section (bb), as follows:
(bb)    “Operating Group” means a principal operating group of the Company as regularly identified by management of the Company, which, as of the First Amendment Effective Date, consists of Aircraft Controls, Space and Defense Controls, and Industrial Systems.
5.The Plan is amended to add a new Section (cc), as follows:

(cc)    “Subsidiary” means a corporation or other entity in which, at the time of reference, the Company owns directly or indirectly, stock or similar interests comprising more than 50% of the combined voting power of all outstanding securities of such entity.
6.The Plan is amended to delete subsection (v) in Section 2.2 (Period of Participation).
7.The Plan is amended to add a new Section 3.3, as follows:
Section 3.3.    Company Transaction Contribution. In the event a CIC Eligible Participant incurs an Involuntary Termination of Employment following a Company Transaction, the Company will make a Company Transaction Contribution on behalf of the CIC Eligible Participant. However, in the case of a Company Transaction that is described solely in Section 1.2(y)(4), but which does not otherwise represent a Company Transaction under Section 1.2(y), then a Company Transaction Contribution will be made on behalf of a CIC Eligible Participant under this Section 3.3 only if the CIC Eligible Participant principally performed services for the Operating Group undergoing a Company Transaction under Section 1.2(y)(4). For purposes of the Plan, a “CIC Eligible Participant” means a Participant who is both (a) an active Participant on the First Amendment Effective Date, and (b) assigned to a Contribution Category under Section 3.1 of greater than 0% of Base Salary as of the First Amendment Effective Date.
The Company Transaction Contribution will equal the product of (a) the number of full months by which the date of the CIC Eligible Participant’s Involuntary Termination of Employment precedes his or her 68th birthday, times (b) 54% of the CIC Eligible Participant’s monthly Base Salary in effect at the time of his or her Involuntary Termination of Employment. Notwithstanding the immediately preceding sentence, if the CIC Eligible Participant’s Involuntary Termination of Employment is on account of the CIC Eligible Participant’s resignation due to a reduction in his or her Base Salary, then the CIC Eligible Participant’s monthly Base Salary under (b) will be determined by reference to the monthly Base Salary in effect immediately prior to the reduction in Base Salary.
Notwithstanding the foregoing, if the Company Transaction Contribution, when combined with any other payment or benefit owed by the Company to a Participant, would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company Transaction Contribution will be reduced to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Company Transaction Contribution that would result in no portion of the Company Transaction Contribution being subject to the Excise Tax, or (y) the total Company Transaction Contribution, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes (computed at the highest marginal rate), and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greatest amount of the Company Transaction Contribution, notwithstanding that all or some portion of the Company Transaction Contribution may be subject to the Excise Tax. For purposes of making this determination, the Company Transaction Contribution will be reduced before any other payments to a Participant that constitute a parachute payment.

8.The first paragraph of Section 4.1 of the Plan is amended to add the following sentence to the end thereof:
A Company Transaction Contribution will be credited to a CIC Eligible Participant’s Account as of the date of the CIC Eligible Participant’s Involuntary Termination of Employment or a Plan termination described in Section 7.3, as applicable.
9.The last sentence of Section 5.3 is amended, as follows:
The amount to be paid to a Participant for any subsequent installment will be determined in the same manner as with the first installment, except (i) the denominator of the fraction will equal the total number of remaining installments payable to the Participant, (ii) the Participant’s Account will be valued as of the applicable anniversary date of the Participant’s Payment Commencement Date, and (iii) the Participant’s entire remaining Benefit will be paid to the Participant as part of the last installment payment.
10.The Plan is amended to add a new Section 5.4, as follows:
Section 5.4.    No Payment Election for Company Transaction Contribution. Notwithstanding anything in the Plan to the contrary, the portion of a Participant’s Benefit attributable to a Company Transaction Contribution will be paid at the time and in the form described in Section 6.6, without regard to any payment election made by a Participant, and will not be treated as part of the Participant’s Account balance for purposes of the other provisions of this Article 5.
11.Section 6.1 of the Plan is deleted in its entirety and replaced, as follows:
Section 6.1.    Payment on Account of Separation from Service. Subject to Sections 5.4, 6.6, and 8.12(c), if a Participant incurs a Separation from Service, the Participant’s vested Benefit will be paid (or commence to be paid) to the Participant in accordance with the Participant’s election or deemed election under Section 5.1 or, if applicable, Section 5.2.
12.The Plan is amended to add a new Section 6.6, as follows:
Section 6.6.    Payment of Company Transaction Contribution. Notwithstanding Section 6.1, but subject to Section 8.12(c), the portion of a Participant’s Benefit, if any, that is attributable to a Company Transaction Contribution under Section 3.3 will be paid to the Participant in a single lump sum payment within 60 days following the Participant’s Separation from Service.
13.The Plan is amended to add a new Section 7.3, as follows:
Section 7.3.    Company Transaction Termination. In the event the Company terminates the Plan within the 30 days preceding or at any time following the occurrence of a Company Transaction, then the Company will make a Company Transaction Contribution in the manner described in Section 3.3 on behalf of each CIC Eligible Participant who (i) remains continuously employed by the Company from the First Amendment Effective Date through the effective date of the Plan termination and (ii) has not attained age 65 as of the Plan termination date. Any Company Transaction Contribution provided for under this Section 7.3 will equal the product of (a) the number of full months by which the date of the Plan termination precedes a CIC Eligible Participant’s 68th birthday, and (b) 54% of a CIC Eligible Participant’s monthly Base Salary in effect at the time of the Plan termination. For purposes of this Section 7.3, the effective date of a Plan termination will be considered to be the date the Board takes an irrevocable action to terminate the Plan.
14.The Plan is amended to add a new Section 8.13, as follows:
Section 8.13.    Attorney’s Fees. In the event that any dispute or difference arising under or in connection with this Plan results in arbitration or litigation, the Company will reimburse the Participant for all reasonable Attorney’s fees and expenses incurred by the Participant therewith. Any reimbursement of attorney’s fees provided for in this Section 8.13 will be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).
15.In all other respects, the Plan remains unchanged.
IN WITNESS HEREOF, the Company, through is duly authorized officer, adopts this First Amendment as of the First Amendment Effective Date.

MOOG INC.

By: /s/ Paul Wilkinson
Title: Chief Human Resources Officer

031407.00003 Business 17046001v5